Exhibit 4.9

First Addendum to Executive Employment Agreement

This addendum (the “Addendum”) effective as of June 22, 2019 (the “Effective Date”) is made to the Executive Employment Agreement (defined hereinafter), entered into by and between Infosys Ltd. (the “Company”) and Pravin Rao U. B. (“Executive” and together with the Company, the “Parties”)

WHEREAS:

1.	Parties had entered into an Executive Employment Agreement (“Agreement”) on 24th April, 2017
2.	Parties now desire to amend the Agreement, in the manner as set forth in this First Addendum.

NOW THEREFORE in consideration of the foregoing and the mutual provisions contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1)	Clause 8 of the Agreement Titled Equity Plan shall be numbered as clause 8 (1) and a new clause 8 (2) shall be added to the Agreement to read as follows,

“2019 Annual Performance Equity Grant - Subject to the approval by the Board (or its committee), the Executive will be eligible to receive such number of performance based stock incentives in the form of Restricted stock units (RSUs) on an annual basis, having a market value of Rupees Four Crore (Rs 4,00,00,000) (determined based on the market price of the Company’s equity shares on the date of the grant), which shall vest 12 months from the date of each grant (“the 2019 Annual Performance Equity Grant”). The Vesting of the 2019 Annual Performance Equity Grant is subject to the Company’s achievement of certain performance milestones as set out in the Infosys Expanded Stock Ownership Program – 2019 and as determined by the Board (or its committee); and any RSU’s that do not vest as a result of the failure of the Company to meet the milestones shall be forfeited. The 2019 Annual Performance Equity Grant shall continue till the expiry of the pool of stock incentives available under the Infosys Expanded Stock Ownership Program – 2019, or until cessation of the Executive’s employment with the Company, whichever is earlier. The vesting and other terms of each Grant will be governed by the grant agreement between the parties.”

2)

Save and except to the extent expressly and specifically provided in this Addendum to the Agreement, all other terms and conditions of the Agreement shall remain unaltered and continue to remain in full force and binding upon the parties hereto.

Company Confidential - This communication is confidential between you and Infosys Limited

IN WITNESS whereof each of the parties have executed this Addendum, in the case of the Company by their duly authorized officer, as of the day and year first above written.

Executive		INFOSYS LIMITED

Signature:		Signature:
Name :	Pravin Rao U.B.		Shanker Krishnamurthy
Employee No.:	1020		EVP and Group Head – Human Resources

Date:		Date:

Company Confidential - This communication is confidential between you and Infosys Limited